[Logo of BlackRock]

                        THE BLACKROCK NORTH AMERICAN
                        GOVERNMENT INCOME TRUST INC.

                                                               May 11, 2001


Dear Stockholder:

         The May 24 Annual Meeting of Stockholders is now less than two weeks away, and your vote this year is extremely important. As you may know, a dissident stockholder, Phillip Goldstein, has initiated a proxy contest in an effort to put three people designated by him, including himself, on the Trust's Board of Directors. Mr. Goldstein, who owns less than 2% of the Trust's shares, also is seeking votes in favor of four separate proposals he has made -- all of which, we believe, are designed to further his own personal interests.

         One of Mr. Goldstein's proposals, for example, is that the Trust reimburse him for all of his expenses in the proxy contest he has initiated. Another of his proposals is a recommendation that the Trust be converted to an open-end fund. As discussed in the Trust's proxy statement, such conversion could be expected to result in increased expenses to stockholders, forced sales of securities at inopportune times and at depressed prices, and a significant decrease in the Trust's net assets resulting from forced redemptions of shares.

         As a result, the overall effect of conversion to an open-end fund could very well be a reduction in the cash dividend that the Trust is able to pay to its stockholders.

         The Board of Directors recommends that you vote "FOR" the election of its three board nominees, and "AGAINST" each of the four proposals submitted by Mr. Goldstein (Proposals 2, 3, 4 and 5). With the stockholders' meeting fast approaching, we urge you to give this matter your immediate attention and to sign, date and return the enclosed BLUE proxy card today. A return envelope is enclosed for your convenience.

         We urge you not to sign or return any green proxy card which may have been sent to you by Mr. Goldstein. If you have already done so, you can easily revoke that proxy by simply signing and returning the enclosed BLUE proxy card bearing a later date.

         Thank you for your prompt attention. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies, Georgeson Shareholder Communications Inc., toll free at 1-800-223-2064.

Sincerely,


/s/ Laurence D. Fink                           /s/ Ralph L. Schlosstein
LAURENCE D. FINK                               RALPH L. SCHLOSSTEIN
Chairman                                       President